Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective as of September 17, 2014, by and between JP Energy GP II LLC, a Delaware limited liability company (the “Company”), and Patrick J. Welch (the “Employee”).

WHEREAS, the Employee has been providing services to the Company as an executive officer of the Company as the Company’s Executive Vice President and Chief Financial Officer;

WHEREAS, the Employee previously or may in the future enter into one or more restricted unit or other equity incentive award agreements with the Company, JP Energy Partners LP (the “Partnership”) and/or their Affiliates (the “Award Agreements”);

WHEREAS, the Company and the Employee desire to enter into an employment agreement that governs the terms and conditions of the Employee’s employment from this date forward;

WHEREAS, pursuant to this Agreement, the Employee shall be employed by the Company in a confidential and fiduciary relationship, and Confidential Information (as defined in Section 9.A. hereof) will necessarily be provided to, communicated to, or acquired by the Employee by virtue of his employment with the Company; and

WHEREAS, for purposes of this Agreement, “Business” shall mean any business or activity in which the Company, the Partnership, JP Energy Development LP (“DevCo”) or any of their subsidiaries or affiliates (collectively, the “JPE Companies”) is or was engaged (or was actively considering or contemplating engaging in) at the time of the Employee’s termination, was engaged within the 12 month period prior to the time of Employee’s termination

NOW THEREFORE, based upon the above, the Company agrees to employ the Employee and the Employee agrees to be employed by the Company in accordance with the following terms and conditions.

1.                                      Prior Agreements.  Effective as of the date hereof, this Agreement shall supersede all prior agreements between the Employee and the Company regarding the terms and conditions of Employee’s employment and severance rights with the Company and the JPE Companies including, without limitation any employment agreement or offer letter previously entered into between the Employee and any JPE Company.  Notwithstanding the foregoing, the grant, vesting and other terms and conditions of the Employee’s equity awards shall continue to and will be governed exclusively by the Award Agreements.

2.                                      Term.  This Agreement shall become effective as of the date hereof (the “Effective Date”) and, subject to the provisions of Section 7 below, shall have a term that continues through and including the thirty-six (36) month anniversary of the Effective Date (the “Initial Term”) unless earlier terminated in accordance with this Agreement. The Initial Term shall automatically be extended for successive one (1) year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”), unless either party hereto gives written notice of non-extension to the other no later than sixty (60) days prior to the expiration of the then-applicable Term.  Notwithstanding the foregoing, the Employee’s employment with the Company may be terminated prior to the expiration of the Initial Term or any Extension Term in accordance with Section 7 of this Agreement.

3.                                      Employment After the Term.  Upon and following any non-extension of the Term in accordance with Section 2, the Company and the Employee expect that the Employee will continue to be employed by the Company after the Term on an at-will basis on such terms and conditions as the Company and the Employee may then agree, provided that Sections 9 through 21 of this Agreement shall survive the expiration of the Term, regardless of whether the other provisions of this Agreement remain in effect, subject to the terms thereof, and regardless of whether any termination of the Employee’s employment is effected pursuant to this Agreement.

4.                                      Duties and Responsibilities.  During the Term of this Agreement, the Employee shall serve as Executive Vice President and Chief Financial Officer of the Company.  The Employee shall have those responsibilities ordinarily consistent with his position and those other responsibilities that may be assigned to him from time to time by the Company’s board of directors (the “Board”).  The Employee agrees to devote his full business time, energy and ability to the performance of his duties and responsibilities under this Agreement, and shall not pursue any other business activity of any type that would materially interfere with his performance of his duties under this Agreement.

5.                                      Place of Employment.  The Employee shall perform his duties and responsibilities under this Agreement at the Company’s offices at 600 E. Las Colinas Blvd., Suite 2000, Irving, Texas 75039, or, subject to Section 7.E. hereof, such other location(s) as may be required by the Board.

6.                                      Compensation and Benefits and Related Matters.  The Company shall pay the following compensation and benefits to the Employee for all services rendered by the Employee under the Agreement:

                                                                                                A.                                    Base Salary.  Subject to the terms and conditions set forth herein, including Section 7, the Company will pay the Employee a base salary at the annual rate of $400,000 (prorated for any portion of a year in which the Employee is employed by the Company), which amount shall be paid in equal installments on a bi-weekly basis at the Company’s regular payroll intervals.  The Employee’s base salary may be reviewed and adjusted from time to time in the discretion of the Board or the compensation committee of the Board (the “Committee”).

                                                          B.                                    Bonus.  The Employee shall be eligible to receive an annual bonus in accordance with the Company’s employee incentive bonus plan, as approved by the Board or the Committee and in effect from time to time.  The Employee shall have a target bonus equal to 75% of the Employee’s annual base salary (“Target Bonus”), which target bonus shall be earned based on the attainment of personal and Company performance goals as established by the Board or the Committee in its sole discretion.  Notwithstanding the foregoing, the Employee’s receipt of any annual bonus shall be conditioned upon the Company achieving at least 90% of the applicable EBITDA or other performance targets as determined by the Board or the Committee and as necessary to fund such bonus.  The Employee’s right to receive any annual bonus shall be subject to his continued employment with the Company through the applicable date of payment, unless otherwise determined by the Board or the Committee in its discretion or as otherwise set forth in the Company’s employee incentive bonus plan, as in effect from time to time.

                                                C.                                    Benefits. The Employee shall be eligible to participate in all vacation, group health, dental, life, 401(k), profit sharing and other insurance and/or benefit plans that the Company may offer to its employees from time to time and on the same terms as offered to other similarly situated employees as in effect on and after the Effective Date.

                                                D.                                    Business Expenses. During the Term, the Company shall reimburse the Employee for all necessary and reasonable business expenses actually incurred by the Employee for travel, lodging and food in performing his duties and responsibilities under this Agreement in accordance with the Company’s expense reimbursement policies in effect from time to time, provided that the Employee shall submit documentation of such expenses in a form acceptable to the Company.

                                                E.                                     Key Person Insurance.  At any time during the Term, the Company shall have the right, at the sole discretion of the Board or the Committee, to insure the life of Employee for the Company’s sole benefit.   The Company shall have the right to determine the amount of insurance and the type of policy.  Employee shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Employee.  Employee shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

7.                                     Termination.  The Company and the Employee shall be free to terminate this Agreement and the Employee’s employment hereunder as follows:

                                                A.                                    Termination by the Company for Cause.  The Company shall have the right to terminate for “Cause” immediately.  For purposes of this Agreement, “Cause” shall mean (i) fraud, embezzlement, or theft against the Company or any of its affiliates, (ii) any material violation of the Company’s corporate policies or code of ethics, (iii) any acts involving gross negligence, dishonesty or fraud, or that in the good faith opinion of the Company may cause a material harm to the Company or any of its affiliates, or any conviction of, or guilty plea or nolo contendere plea to, or confession of, a Class A-type felony or felony involving moral turpitude or other crime involving moral turpitude, (iv) an unauthorized disclosure or misuse of any trade secrets or confidential information of the Company or any of its affiliates, (v) material nonperformance by the Employee of his duties hereunder, including, without limitation, failing in any material respect to carry out lawful directions of the Board, and failure to remedy such nonperformance within ten (10) days following written notice from the Company specifically identifying the nonperformance and the actions required to cure it, provided that the Employee shall not be permitted to cure repeated failures, (vi) willful misconduct by the Employee that is intended to, or reasonably likely to, in the good faith judgment of the Company, materially injure the business, prospects, or reputation of the Company or its affiliates and failure to remedy such misconduct within ten (10) days following written notice from the Company specifically identifying the misconduct and the actions required to cure it (if such misconduct can be cured), provided that the Employee shall not be permitted to cure repeated failures, (vii) breach of a fiduciary duty owed to the Company or any of the material terms or provisions of this Agreement and failure to remedy such breach within ten (10) days following written notice from the Company specifically identifying the breach and the actions required to cure it (if such breach can be cured), provided that the Employee shall not be permitted to cure repeated failures, (viii) use of illegal drugs at work; and (ix) material breach of the terms of this Agreement.  Notwithstanding any other provision of this Agreement, in the event of a termination pursuant to this Section, the Company shall only be obligated to pay the Employee within thirty (30) days after the date of Employee’s termination of employment (a) his base salary through the date of termination, (b) reimbursement for reimbursable business expenses incurred prior to the date of termination, and (c) such other benefits and payments to which the Employee may be entitled by law or pursuant to the benefit plans of the Company then in effect (the amounts described in clauses (a)-(c), the “Accrued Obligations”).  Notwithstanding the foregoing, any payment to which the Employee may be entitled pursuant to the benefit plans of the Company then in effect shall be paid at the time and in the form specified in such benefit plans.  For the avoidance of doubt, in the event of a termination under this Section 7.A., the Employee shall not be entitled to any other payments under this Agreement except as set forth in the immediately preceding sentence.

                                                B.                                    Disability.  The Company shall have the right to terminate in the event that the Employee shall be prevented by Disability from substantially performing his duties and responsibilities hereunder for ninety (90) or more days out of any one hundred eighty (180) day period.  For purposes of this Agreement, “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-

term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if the Employee qualified for such disability benefits, would provide coverage for the longest period of time.  The determination of whether the Employee has a Disability shall be made by a physician selected by the Company and reasonably acceptable to the Executive or his representative(s).  At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean the Employee’s inability to perform, with or without reasonable accommodation, the essential functions of the Employee’s position for ninety (90) or more days out of any one hundred eighty (180) day period as a result of incapacity due to mental or physical illness as determined by the Board or the Committee in its sole discretion.  Any refusal by the Employee to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of the Employee’s Disability. In the event of a termination pursuant to this Section, the Company shall pay the Employee, as severance pay, on the 30th day following termination of employment, an amount equal to his base salary that would have been paid through the end of the third month following the termination, after which time the Employee’s right (if any) to receive income continuation shall be determined solely in accordance with the terms and conditions of the Company’s disability plans and/or any other compensation and benefit plans then in effect.  For the avoidance of doubt, in the event of a termination under this Section 7.B., the Employee shall not be entitled to any other payments under this Agreement except for the Accrued Obligations or as set forth in the immediately preceding sentence.

                                                C.                                    Death.  In the event of a termination by reason of the Employee’s death, the Company shall pay to the Employee’s estate, designated beneficiary or legal representative his base salary through the end of the month in which his death occurs.  For the avoidance of doubt, in the event of a termination under this Section 7.C., the Employee shall not be entitled to any other payments under this Agreement except for the Accrued Obligations or as set forth in the immediately preceding sentence.

                                                D.                                    Termination by the Company other than for Disability, Death or Cause.  The Company shall have the right to terminate, other than for Cause, disability or death, upon thirty (30) days prior written notice to the Employee (or may terminate immediately and pay the Employee’s base salary for such 30 days in a lump sum on the 30th day following termination, subject to Employee’s execution and nonrevocation of a release of claims as described below).  In the event of a termination pursuant to this Section, in addition to any other payments or benefits to which the Employee may be entitled under the Company’s benefit plans then in effect, the Company shall pay to the Employee, (i) his base salary through the date of termination, and (ii) provided that the Employee executes within 21 days after termination of employment and does not revoke a general release of claims against the Company and its affiliates, equityholders, officers, directors, agents and employees as to employment, benefits and compensation related claims, in a form acceptable to the Company, an amount (the “Severance Amount”) equal to one times (1.0x) the sum of Employee’s (a) annual base salary as of the date of termination and (b) Bonus Amount, payable in a single lump sum within 30 days after the date of termination.  For purposes of this Agreement, “Bonus Amount” means the Employee’s average cash bonus paid for the three most recently completed fiscal years or, for any portion of the three most recently completed years that Employee was not employed by the Company and therefore did not receive a bonus, Employee’s Target Bonus as a percentage of his base salary for the current fiscal year shall be used for the purpose of calculating Bonus Amount under this Section). In the event a severance payment is made under this Section 7.D, the Company will pay to Employee a monthly payment on the first payroll date of each month equal to the COBRA cost of continued health and dental coverage under health and dental plans of the Company pursuant to Section 4980B of the Internal Revenue Code, less the amount that Employee would be required to contribute for health and dental coverage if Employee were an active employee, for a period of twelve (12) months from the termination date; provided, however, that this obligation shall cease upon Employee’s obtaining new employment that provides Employee with eligibility for medical benefits without a pre-existing condition limitation (such period is referred to as the “Benefit Period”).  These payments will commence on the Company’s first payroll date after the termination date and will continue until the end of the Benefit Period. For the avoidance of doubt, in the event of a termination under this Section 7.D., the Employee shall not be entitled to any other payments under this Agreement except for the Accrued Obligations or as set forth in the immediately preceding sentence.  For the avoidance of doubt, an election by the Company not to renew the Term effected by the Company giving the Executive written notice of non-extension of the Term no later than sixty (60) days prior to the expiration of the then-applicable Term in accordance with Section 2 shall not entitle the Executive to the severance payments and benefits described in this subsection D, provided, however, that if the Company terminates the Executive’s employment other than for Cause, disability or death upon the expiration of the Term, the Executive shall be entitled to receive the severance payments and benefits described in this subsection D, subject to all of the terms and conditions described herein.

                                                E.                                     Termination by the Employee for Good Reason.  The Employee shall have the right to terminate for “Good Reason” upon thirty (30) days’ prior written notice.  For purposes of this Agreement, “Good Reason” shall mean (i) the Company’s material breach of its obligations under this Agreement, including, without limitation, its obligation to pay salary to the Employee, (ii) a material and adverse diminution in the Employee’s job duties, responsibilities or authority, (iii) a change in the location where the Employee is required to perform his duties and responsibilities which exceeds fifty (50) miles from the location specified in Section 5 hereof, or (iv) a material reduction in the Employee’s base salary, it being intended that an individual or aggregate reduction of more than 10% from the Employee’s prior base salary level shall be considered material for purposes of this Agreement.  Employee may not resign Employee’s employment for Good Reason unless (A) Employee gives the Company written notice of his objection to any event set forth above within 30 days following such event, (B) such event is not corrected, in all material respects, by the Company within 30 days following its receipt of such notice, and (C) Employee resigns his employment with the Company not more than 30 days following the expiration of the 30-day correction period described in the foregoing subclause (B).  In the event of a termination pursuant to this Section, in addition to any other payments or benefits to which the Employee may be entitled under the Company’s benefit plans then in effect, the Company shall pay to the Employee, (i) his base salary through the date of termination, and (ii) provided that the Employee executes within 21 days after termination of employment and does not revoke a general release of claims against the Company and its affiliates, equityholders officers, directors, agents and employees as to employment, benefits and compensation related claims, in a form acceptable to the Company, an amount equal to one times (1.0x) the sum of Employee’s (a) base salary as of the date of termination and (b) Bonus Amount, payable in a single lump sum within 30 days after the date of termination.  In the event a severance payment is made under this Section 7.E., the Company will pay to Employee a monthly payment on the first payroll date of each month equal to the COBRA cost of continued health and dental coverage under health and dental plans of the Company pursuant to Section 4980B of the Internal Revenue Code, less the amount that Employee would be required to contribute for health and dental coverage if Employee were an active employee, for a period of twelve (12) months from the termination date; provided, however, that this obligation shall cease at the end of the Benefits Period.  These payments will commence on the Company’s first payroll date after the termination date and will continue until the end of the Benefit Period. For the avoidance of doubt, in the event of a termination under this Section 7.E., the Employee shall not be entitled to any other payments under this Agreement except for the Accrued Obligations or as set forth in the immediately preceding sentence.

F.                                      Termination by the Employee other than for Good Reason.  The Employee shall have the right to terminate for any reason other than for Good Reason by providing thirty (30) days’ prior written notice to the Company; provided that the Company may then terminate the Employee immediately.  For the avoidance of doubt, in the event of a termination under this Section 7.F., the Employee shall not be entitled to any other payments under this Agreement except for the Accrued

Obligations.

G.                                    Change in Control.  For purposes of this Agreement, “Change in Control” shall have the same meaning as is set forth in the Partnership’s 2014 Long-Term Incentive Plan.  Notwithstanding anything to the contrary in Section 7.D or 7.E above, in the event the Employee’s employment is terminated by the Company other than for Cause, disability or death or the Employee resigns for Good Reason, in either case within six months after a Change in Control (a “Change in Control Termination”), then the cash severance amount payable to the Employee under Section 7.D or 7.E above shall be calculated using two times (2.0x) the annual base salary and Bonus Amount (instead of 1.0 times), payable in a single lump sum within 30 days after the date of termination, and the Benefit Period will be twenty-four (24) months following the termination date (provided, however, that this obligation shall cease upon Employee’s obtaining new employment that provides Employee with eligibility for medical benefits without a pre-existing condition limitation), in each case subject to the release requirement.

                                                8.                                      Deemed Resignation.  Any termination of the Employee’s employment with the Company shall constitute an automatic resignation of the Employee as an officer of the Company and each JPE Company and an automatic resignation of the Employee from the Board (if applicable, and unless otherwise agreed in writing) and from the board of directors or similar governing body of any JPE Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any JPE Company holds an equity interest and with respect to which board or similar governing body the Employee serves as the Company’s or such JPE Company’s designee or other representative.

9.                                      Restrictive Covenants and Intellectual Property.

                                                                                                A.                                    Confidential Information. For the purpose of assisting the Employee in performance of his job requirements and responsibilities with the Company, the Company shall provide the Employee, during the Term of this Agreement, with some or all of the following, any and all of which constitute confidential information of the Company, the Partnership and their respective affiliates, including, but not limited to, JP Energy Development GP LLC and JP Energy Development LP (collectively the “Confidential Information”): (a) any and all trade secrets concerning the business and affairs of the Company, the Partnership or their respective affiliates, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, proprietary technologies, systems, structures, architectures, processes, improvements, devices, know-how, discoveries, concepts, methods and information of the Company, the Partnership and their respective affiliates and any other information, however documented, of the Company, the Partnership and their respective affiliates that is a trade secret under applicable law; (b) any and all information concerning the business and affairs of the Company, the Partnership and their respective affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers personnel training and techniques and materials, and purchasing methods and techniques) however documented; and (c) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Company, the Partnership and their respective affiliates containing or based, in whole or in part, upon any information included in the foregoing. The Employee acknowledges that he will occupy a position of trust and confidence with the Company during the Term of this Agreement and that he will during the Term of this Agreement have access to and become familiar with such Confidential Information.

                                                Both during and after termination of employment, whether such termination is voluntary or involuntary, the Employee hereby agrees not to disclose to any unauthorized Persons or use for his own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form or is retained in the memory of the Employee, without the Company’s prior written consent, unless and to the extent that the Confidential Information was known to Employee prior to his commencement of employment with the Company or is or becomes generally known to and available for use by the public other than as a result of any action by the Employee.  Notwithstanding the foregoing, if the Employee becomes legally compelled to disclose Confidential Information pursuant to judicial or administrative subpoena or process or other legal obligation, the Employee may make such disclosure only to the extent so required.  The Employee will, as promptly as possible and in any event (if permitted by law) prior to the making of such disclosure, notify the Company of any such subpoena, process or obligation and shall cooperate with the Company in seeking a protective order or other means of protecting the confidentiality of the Confidential Information.

The Employee agrees to deliver to the Company at the time his employment under this Agreement terminates for any reason, and at any other time the Company may request, all documents, memoranda, notes, plans, records, reports and other documentation (and all copies of all of the foregoing), that contain Confidential Information and any other Confidential Information that the Employee may then possess or have under his control in transferable form.

                                                B.                                    Noncompetition.  For the period during which the Employee is employed with the Company or its affiliates and during the Restricted Period, the Employee shall not, without the prior written consent of the Company, for whatever reason and with or without cause, either individually or in partnership or jointly or in conjunction with any person or persons as principal, agent, employee, stockholder, consultant, programmer, owner, investor, partner or in any other manner whatsoever (other than a holding of shares listed on a United States stock exchange or automated quotation system that does not exceed five percent of the outstanding shares so listed), directly or indirectly, knowingly (a) engage in the Business or participate in competition with any of the JPE Companies in any state in which (and otherwise within 60 miles of any location where) any JPE Company engages in the Business or is actively considering engaging in the Business (which geographic area shall be determined as of the date of the Employee’s termination with respect to the application of this Section 9.B. following such termination date), (b) solicit such Business from, or provide such services to, any of the customers or accounts of the Company or any of its affiliates or subsidiaries or any JPE Company, or (c) become the employee of, or otherwise render services to or on behalf of, any enterprise which competes with the Business.  For purposes of this Agreement, “Restricted Period” means (1) year following Employee’s termination of employment for any reason, regardless of whether such termination occurs during the Term, provided, however, that in the event of a Change in Control Termination that results in Employee receiving additional cash severance payments as a result of Section 7.G of this Agreement, the Restricted Period shall be two (2) years following Employee’s termination of employment.

                                                C.                                    Nonsolicitation.  For the period during which the Employee is employed with the Company or its affiliates pursuant to this Agreement and for two (2) years following Employee’s termination, the Employee shall not, without the prior written consent of the Company, directly or indirectly, knowingly (a) induce or attempt to induce any employee or consultant of any of the JPE Companies to leave the employ or services of any of the JPE Companies, (b) in any way interfere with the relationship between any of the JPE Companies and any employee or consultant of any of the JPE Companies, (c) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of any of the JPE Companies, or (d) induce or attempt to induce any customer, supplier, licensee or business relation of any of the JPE Companies or its affiliates to cease doing business with any of the JPE Companies, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of any of the JPE Companies.

                                                D.                                    Non-Disparagement.  The Employee agrees that he will not during the Term of this Agreement or thereafter disparage the Company, the Partnership or any of their respective affiliates, any of the products, practices or services of the Company, the Partnership or any of their respective affiliates, or any directors, officers, managers, employees, agents, representatives, equityholders or affiliates of the Company or the Partnership, either orally or in writing, at any time and the Company shall instruct members of the Board and the executive officers of the Company not to disparage the Employee, either orally or in writing, at any time; provided, that either party may confer in confidence with its legal representatives and make truthful statements as required by law or as required by any applicable rules of professional conduct.

                                                E.                                     Enforcement. The Employee acknowledges that (a) the Business of the Company and its affiliates is national in scope and may expand over time; (b) its products and services related to such Business are marketed throughout the United States; (c) the Business of the JPE Companies competes with other businesses that are located throughout the United States; (d) the provisions of this Section 9 are reasonable and necessary to protect and preserve the Company’s good will and Confidential Information; (e) this Section 9 is reasonable with respect to its duration, geographical area and scope; (f) the terms of this Section 9 are necessary to safeguard the Company’s Confidential Information; and (g) the Company would be irreparably damaged if the Employee were to breach this Section 9.  In the event of a breach by the Employee of any covenant set forth in this Section 9, the term of such covenant with respect to the Employee will be extended by the period of the duration of such breach.

                                                The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 9 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

The Employee agrees that irreparable damage might occur and that the Company might not have any adequate remedy at law in the event that any of the provisions of this Section 9 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 9 and to seek to enforce specifically the terms and provisions of this Section 9 in any Federal court located in the State of Texas or in any Texas state court, this being in addition to any other remedy to which the Company is entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Texas or a Texas state court in the event that any dispute arises out of this Section 9 for which an injunction is sought and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  The Employee acknowledges that should it become necessary for the Company to file suit to seek an injunction or other equitable remedy to enforce the provisions contained in this Section 9, and any court of competent jurisdiction awards the Company any damages and/or an injunction due to the acts of the Employee, then the Company shall be entitled to recover its reasonable costs incurred in conducting the suit, including, but not limited to, reasonable attorneys’ fees and expenses.

The Employee further agrees that in the event any of the provisions of this Section 9 are not performed in accordance with their terms or are otherwise breached, the Employee shall forfeit all rights to future payments under this Agreement and shall return to the Company any payments previously made by the Company pursuant to Section 7.D or 7.E of this Agreement.

                                                F.                                      Intellectual Property.  All rights to developments, discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Employee may develop, discover, invent or originate during Employee’s employment with the Company, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Intellectual Property”), shall be the exclusive property of the Company.  Employee shall promptly disclose all Intellectual Property to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Employee hereby appoints the Company as Employee’s attorney-in-fact to execute on Employee’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Intellectual Property.

                                                10.                               Duty of Loyalty.  The Employee acknowledges that he is a fiduciary of the Company and owes a duty of loyalty to the Company to perform his duties and responsibilities under this Agreement in good faith and in the best interests of the Company and without personal economic conflict.

11.                               Assignment.  This Agreement, and the rights and obligations of the Employee and the Company hereunder, shall inure to the benefit of and shall be binding upon the Employee, his heirs and representatives, and upon the Company and its successors and assigns.  This Agreement may not be assigned by either party, except that the Company may assign this Agreement to any affiliate of or successor to the Company.

                                                12.                               Choice of Law; Venue; Waiver of Jury Trial.  This Agreement shall be construed and interpreted in accordance with, and all disputes arising under or related to this Agreement shall be governed by, the laws of the State of Texas.  Each party to this Agreement hereby consents to the exclusive jurisdiction and venue of the United States District Court located in Dallas, Texas and of the State courts located in Dallas, Texas and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement shall be litigated in such courts.  Each party (a) consents to submit himself, herself or itself to the personal jurisdiction of such courts for such actions or proceedings, (b) agrees that he, she or it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that he, she or it will not bring any such action or proceeding in any court other than such courts.  Each party accepts for himself, herself or itself and in connection with such party’s properties, generally and unconditionally, the exclusive and irrevocable jurisdiction and venue of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any non-appealable judgment rendered thereby in connection with such actions or proceedings.  A copy of any service of process served upon the parties shall be mailed by registered mail to the respective party except that, unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of service of process.  If any agent appointed by a party refuses to accept service, each party agrees that service upon the appropriate party by registered mail shall constitute sufficient service.  Nothing herein shall affect the right of a party to serve process in any other manner permitted by law.  Because disputes arising in connection with an employment relationship of the type set forth in this Agreement are most quickly and economically resolved by an experienced and expert person, the parties desire that their disputes be resolved by a judge applying all applicable laws as set forth herein. Therefore, each party to this Agreement hereby waives all rights to trial by jury in any action, suit, or proceeding brought to resolve any dispute between the parties hereto, whether arising in contract, tort, or otherwise, arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby and/or the relationship established between the parties hereunder.

13.                               Notices.  All notices required by this Agreement shall be in writing and shall be delivered in person or mailed by certified mail, return receipt requested, or by a nationally recognized overnight delivery service as follows:

A.                                    If to the Employee:

At the address set forth under the Employee’s signature to this Agreement

B.                                    If to the Company:

JP Energy GP II LLC

600 E. Las Colinas Blvd, Suite 2000

Irving, Texas 75039

Attn: Legal

Fax:   972-444-0320

or to such other address as the Employee or the Company, as applicable, shall specify in writing given in accordance with this Section 13.

14.                               Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.

15.                               Waiver.  No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder.  No purported waiver hereunder shall be effective unless it is in writing and signed by the party waiving the breach or default hereunder.

16.                               Entire Agreement; Modification.  This Agreement sets forth the entire agreement and understanding between the Employee and the Company with respect to the subject matter contained herein, and supersedes any employment agreement or offer letter previously entered into between the Employee and any JPE Company and all other prior agreements, arrangements and understandings between them, whether written or oral, relating to the subject matter hereof.  Notwithstanding the foregoing, the Award Agreement(s), if any, previously entered into by the Employee shall remain unchanged by this Agreement and shall continue in full force and effect according to their terms.  This Agreement may be amended only by a written instrument signed by the Employee and an authorized representative of the Company.

17.                               Headings.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by the Employee and the Company.

19.                               Consultation with Counsel; No Representations.  The Employee agrees and acknowledges that he has had a full and complete opportunity to consult with counsel of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has made no representations, warranties, promises or inducements to him concerning the terms, enforceability or implications of this Agreement other than are as reflected in this Agreement.

20.                               Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

21.                               Defense of Claims.  Employee agrees that, during a period of 48 months after the date on which Employee’s employment with the Company ceases, Employee will, upon written request by the Company, cooperate with the Company in the defense of any claims or actions that may be made by or against the Company or its affiliates that relate to Employee’s prior areas of responsibility, except if Employee’s reasonable interests are adverse to such entities in such claim or action.  The Company agrees to pay or reimburse Employee for all of his reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Employee’s obligations under this Section.

22.                               409A Compliance.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Employee’s termination of employment shall be payable only upon Employee’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

Notwithstanding anything in this Agreement to the contrary, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service with the Company or (ii) the date of Employee’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.

To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Employee shall be paid to Employee no later than December 31 of the year following the year in which the expense was incurred.  Provided that Employee submits Employee’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

Employee’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first written above.

JP ENERGY GP II LLC

By:	/s/ J. Patrick Barley
Name:	J. Patrick Barley
Title:	CEO

EMPLOYEE

/s/ Patrick J. Welch
Name: Patrick J. Welch
Address:	9971 E. Progress Drive
Greenwood Village, CO 80111